Exhibit 99.1

AXESSTEL’S SHIPMENTS TO TATA TELESERVICES EXPECTED TO TOTAL UP TO $45 MILLION DURING THE NEXT SIX MONTHS

SAN DIEGO – July 28, 2004 – Axesstel, Inc. (AMEX: AFT), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless voice and data solutions, hybrid terminals and engineering services to operators worldwide, today announced that it began shipments in June to Tata Teleservices Limited (“Tata Teleservices”), India’s leading private telecom service provider. Operating with the brand name Tata Indicom, Tata Teleservices is one of the largest fixed wireless service providers in the world and has over 1 million 3G1X fixed wireless service customers in India. It is anticipated that up to $45 million in revenue may be recorded by Axesstel related to these shipments during the third and fourth quarters of the current fiscal year.

Firm purchase orders are in place for custom-configured models of Axesstel’s CDMA2000 1x advanced fixed wireless desktop phone terminals to be shipped through December, 2004, and a Letter of Intent covering the full-year 2005 has been signed. Revenue estimates for the full period covered by the Letter of Intent were not disclosed.

The telephones that Axesstel is supplying Tata Teleservices feature an elegant design and advanced features including a large 3-line dot matrix liquid crystal display, basic voice, value-added data, caller ID, three-way calling, 2-way SMS, a back-lit keypad and an integrated external microphone and speaker. Tata Teleservices will market the handsets to its end-user customers.

“This significant contract follows several other multi-million dollar supply agreements and sales milestones we’ve announced in recent months. It again reinforces the validity of our mission to use wireless CDMA technology to enable telephone connectivity worldwide,” said Mike Kwon, Chairman of Axesstel. “Our flexible outsourced manufacturing structure enables us to deliver against large orders such as these, and we are pleased to be working with pioneering industry giant Tata Teleservices.”

“Our aim is to provide customers with smart wireless devices that have many superior benefits when compared to fixed wire-lines. With the launch of this new model from Axesstel, our customers will now have a choice of handsets and are empowered with twenty-first century wireless connectivity,” said Amit Bose, President - Telecom, Tata Teleservices. “We are pleased to have met our product quality and pricing targets by working with Axesstel.”

About Tata Teleservices

Tata Teleservices is India’s leading private telecom service provider. The company offers integrated telecom solutions to its customers under the Tata Indicom brand, and uses the latest CDMA 3G1X technology for its wireless network. Currently operating in 8 circles i.e. Andhra Pradesh, Chennai, Gujarat, Karnataka, Maharashtra, Mumbai, New Delhi and Tamil Nadu, the company has a customer base of over 2 million. With a planned nationwide footprint across the country, Tata Teleservices has acquired licenses to operate in 12 more circles, which include Bihar, Haryana, Himachal Pradesh, Kerala, Kolkata, Madhya Pradesh, Orissa, Punjab, Rajasthan, Uttar Pradesh (East), Uttar Pradesh (West) and West Bengal.

About Axesstel, Inc.

Axesstel, Inc., is pioneering next generation wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The Company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber-based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. The Company is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit the Company’s website at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements set forth above include forward-looking statements relating to manufacturing capabilities, performance, technology and product development which may affect future results and the future viability of the Company. The Company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include but are not limited to the incomplete status of negotiations of the definitive Letter of Intent referenced in this release, the possibility of unforeseen manufacturing difficulties, and other risk factors and information contained in the Company’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for the Company’s products; the Company’s need to gain market acceptance for its products; the Company’s need to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers